Exhibit 99.1

Contact:	Michael Bermish
Investor Relations Officer
(732) 212 – 3321
FOR IMMEDIATE RELEASE
WELLMAN REPORTS FIRST QUARTER 2006 RESULTS
April 25, 2006, Shrewsbury, NJ – Wellman, Inc. (NYSE: WLM) today reported a net loss of $16.0 million or $0.61 per share for the quarter ended March 31, 2006. This compares to net earnings of $11.6 million, or $0.22 per share for the same period in 2005.
Tom Duff, Wellman’s Chairman and Chief Executive Officer, stated, “Our first quarter sales and earnings were adversely impacted by the surge in PET resin and polyester staple fiber imports that were caused by the increased raw material cost advantage Asian polyester producers enjoyed compared to domestic producers during the latter part of 2005, primarily as a result of the Gulf Coast hurricanes. These imports continued into the first quarter due to advance purchases which reduced the demand for domestically produced polyester products and made it virtually impossible to implement announced selling price increases. We believe we lost 25 million pounds of PET resin volume in the first quarter 2006 as a result of the increase in imports. We estimate that this decrease in volume, combined with our inability to implement announced selling price increases, adversely affected our operating results by approximately $9 million. We expect our sales volumes to increase with the start of our 300 million pound PET resin expansion at our Pearl River facility in the middle of the second quarter 2006.”
Keith Phillips, Wellman’s Chief Financial Officer, stated “In the first quarter, we changed our accounting for actuarial gains and losses in our pension plans from deferring actuarial gains and losses to recognizing these gains and losses in the year they are incurred. We believe this will provide our stockholders with more timely and meaningful information, provide a better matching of costs and revenues, and provide for consistent recognition of actuarial gains and losses relating to pension plans in all of our businesses. This change in accounting does not affect our cash flow or the funding for our pension plans and was not required; however, we believe it is the preferable accounting and consistent with accounting initiatives which are expected to require companies to use fair value accounting for retirement plans. This accounting principle has been consistently applied to all periods.”

The following table summarizes our results for the five quarters ending with the first quarter 2006.

(in millions, except per share data)	1Q 05	2Q 05	3Q 05	4Q 05	1Q 06
Net Sales	$386.3	$345.0	$344.3	$301.3	$342.7
Gross Profit	46.2	19.3	32.6	22.6	9.4
SG&A Expenses	18.0	13.6	14.7	16.3	15.0

Operating Income (Loss) Excluding Other Items	28.2	5.7	17.9	6.3	(5.6)
Other Items	(1.8)	(26.6)	(15.7)	(54.4)	(6.6)

Operating Income (Loss)	26.4	(20.9)	2.2	(48.1)	(12.2)
Interest Expense, net	10.4	11.2	11.6	12.2	12.6

Earnings (Loss) Before Income Tax Expense (Benefit)	16.0	(32.1)	(9.4)	(60.3)	(24.8)
Income Tax Expense (Benefit)	4.4	(10.1)	(3.9)	(16.3)	(8.8)

Net Earnings (Loss)	11.6	(22.0)	(5.5)	(44.0)	(16.0)
Accretion	(4.0)	(3.4)	(3.4)	(3.4)	(3.4)

Net Earnings (Loss) Attributable to Common Stockholders	$7.6	($25.4)	($8.9)	($47.4)	(19.4)

Basic EPS	$0.24	($0.80)	($0.28)	($1.50)	($0.61)

Diluted EPS	$0.22	($0.80)	($0.28)	($1.50)	($0.61)

Other Items included in Operating Income (Loss) are comprised of the following:

(in millions)	1Q 05	2Q 05	3Q 05	4Q 05	1Q 06
Restructuring Charges	$—	$0.6	$—	$—	$0.4
Provision for Uncollectible Accounts	—	—	0.4	0.1	0.1
Other Expense (Income), Net:
Legal Costs	1.8	26.1	8.0	—	—
Hurricane Katrina Costs	—	—	7.4	16.6	5.7
Pension Actuarial Loss (Gain)	—	—	—	41.2	—
Antidumping Cost (Proceeds)	—	(0.1)	(0.1)	(3.5)	0.4

Other Items	$1.8	$26.6	$15.7	$54.4	$6.6

All financial information in this release reflects our change in accounting to recognize actuarial gains and losses in the year they are incurred. All periods have been reported consistently in accordance with FAS 154.
Historical Adjusted EBITDA
     As previously stated, we believe Adjusted EBITDA is an important financial measurement in evaluating our business because it is commonly used to measure financial performance from a credit perspective and is an important factor in evaluating a business. Adjusted EBITDA is calculated by adding Net Earnings (Loss), Income Tax Expense (Benefit), Interest Expense, Depreciation & Amortization and Other Items listed in the table above.

     The following table reconciles Net Earnings (Loss) to Adjusted EBITDA for the five quarters ending with the first quarter of 2006.

(in millions)	1Q 05	2Q 05	3Q 05	4Q 05	1Q 06
Net Earnings (Loss)	$11.6	($22.0)	($5.5)	($44.0)	($16.0)
Income Tax Expense (Benefit)	4.4	(10.1)	(3.9)	(16.3)	(8.8)
Interest Expense, net	10.4	11.2	11.6	12.2	12.6
Other Items	1.8	26.6	15.7	54.4	6.6
Depreciation & Amortization	18.8	17.1	16.9	15.9	17.7

Adjusted EBITDA	$47.0	$22.8	$34.8	$22.2	$12.1

*              *              *              *
Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester fiber. One of the world’s largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.
Non-GAAP financial measures
This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA as defined on the Company’s web site is an important measure used by investors, analysts and financial institutions to evaluate the Company’s performance. Adjusted EBITDA is calculated by adding Net Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation, Amortization and Other Items. All of the Other Items were included in Net Earnings (Loss) from Continuing Operations.
Webcast of Conference Call
Wellman, Inc. will conduct a conference call to review 1st quarter 2006 results at 1:00 P.M. Eastern Time on Wednesday, April 26, 2006. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon April 26, 2006 and will remain on the website for 7 days. The replay can be accessed by following the same procedure used to access the live Webcast. Presentation slides for the conference call will be available at 1:00 P.M. Wednesday, April 26, 2006 on the Wellman, Inc. website Investor Relations page under the Webcasts and Conferences section as well as part of the live webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedures used to access the Webcast.
Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; polyester staple fiber, textile and PET resin imports; the actions of our competitors; the financial condition of our customers; availability of financing changes in financial markets, interest rates, credit ratings, tax risks; environmental risks and foreign currency exchange rates; regulatory changes; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2005.

Wellman, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In Millions, except per share data)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006
Net Sales	$386.3	$345.0	$344.3	$301.3	$342.7

Cost of Sales	340.1	325.7	311.7	278.7	333.3

Gross Profit	46.2	19.3	32.6	22.6	9.4

Selling, General and Administrative Expenses	18.0	13.6	14.7	16.3	15.0

Restructuring Charges	—	0.6	—	—	0.4

Provision for uncollectible accounts	—	—	0.4	0.1	0.1

Other Expense (Income), Net	1.8	26.0	15.3	54.3	6.1

Operating Income (Loss)	26.4	(20.9)	2.2	(48.1)	(12.2)

Interest Expense, Net	10.4	11.2	11.6	12.2	12.6

Earnings (Loss) Before Income Taxes (Benefit)	16.0	(32.1)	(9.4)	(60.3)	(24.8)

Income Tax Expense (Benefit)	4.4	(10.1)	(3.9)	(16.3)	(8.8)

Net Earnings (Loss)	$11.6	($22.0)	($5.5)	($44.0)	($16.0)

Net Earnings (Loss) Attributable to Common Stockholders:

Net Earnings (Loss)	$11.6	($22.0)	($5.5)	($44.0)	($16.0)

Accretion	(4.0)	(3.4)	(3.4)	(3.4)	(3.4)

Net Earnings (Loss) Attributable to Common Stockholders	$7.6	($25.4)	($8.9)	($47.4)	($19.4)

Basic Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders	$0.24	($0.80)	($0.28)	($1.50)	($0.61)

Diluted Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders	$0.22	($0.80)	($0.28)	($1.50)	($0.61)

Weighted-Average Common Shares Outstanding — (Basic)	31.7	31.7	31.7	31.7	31.8
Weighted-Average Common Shares Outstanding — (Diluted)	53.8	31.7	31.7	31.7	31.8
All financial information presented above reflects our change in accounting to recognize actuarial gains and losses in the year they were incurred.

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

SALES BY GROUP (Millions $)	1Q05	2Q05	3Q05	4Q05	1Q06
Packaging Products Group	$229	$195	$197	$160	$195
Fibers & Recycled Products Group	$157	$150	$147	$141	$148

Total Sales	$386	$345	$344	$301	$343

BALANCE SHEET DATA	3/31/2006	CASH FLOW DATA
(Millions $)		(Millions $)	1Q06
Accounts Receivable	$203	Depreciation	$13
Inventories	$173	Amort (non-Int)	$4
Debt, Net	$564	Amort (Int)	$1

		Total D&A	$18
		Cap. Exps.	$9

SEGMENT PROFIT (LOSS)
(Millions $)	1Q05	2Q05	3Q05	4Q05	1Q06
PPG	$24.7	$3.8	$14.4	$6.1	($5.3)
FRPG	3.5	1.9	3.4	0.2	(0.3)

Operating Income (Loss) excluding Other Items	28.2	5.7	17.9	6.3	(5.6)
Other Items	(1.8)	(26.6)	(15.7)	(54.4)	(6.6)

Operating Income (Loss)	26.4	(20.9)	2.2	(48.1)	(12.2)
Interest Expense, Net	(10.4)	(11.2)	(11.6)	(12.2)	(12.6)

Earnings (Loss) from Continuing Operations before Income Taxes	$16.0	($32.1)	($9.4)	($60.3)	($24.8)

CONFERENCE CALL INFO *Preliminary
Wellman, Inc. will host a conference call to review 1Q 2006 results on Wednesday, April 26, 2006 at 1:00 p.m. ET. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.’s home page http://www.wellmaninc.com, go the Investor Relations page, and follow the prompts.
The call and related documents contain copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman’s express permission. Participation implies consent to the taping and above terms.